CPS TECHNOLOGIES CORPORATION EXPANDS EXECUTIVE TEAM

Norton, Massachusetts, November 8, 2016. CPS Technologies Corporation (Nasdaq: CPSH) announced today that Thomas E. Breen has joined the Company in the newly created position of Senior Vice-President Sales and Marketing.

“I am delighted to welcome Tom to CPS,” said Grant Bennett, President and Chief Executive Officer. “In the recent past, we have added senior technical, manufacturing and financial talent as we build the team to achieve our growth objectives. Tom completes the senior management team by bringing the combination of sales, marketing, business development, strategy and leadership skills and energy to lead our sales and marketing team, and propel us forward.”

Mr. Breen joins CPS having risen through the ranks of sales and marketing at world-class companies including BAE, L3, General Dynamics, United Technologies and Lockheed Martin. Most recently he led global sales for Headwall Photonics, a leading producer of spectral imaging instruments. Mr. Breen brings deep experience in commercial and defense markets, many of which are target markets for CPS. Mr. Breen’s educational background includes BSEE and MBA degrees from Northeastern University.

“I am excited to join CPS with the opportunity to lead the sales, marketing and business development team”, said Mr. Breen. “I have been impressed with the Company’s technology and people and am eager to accept the charge to focus resources and achieve the Company’s growth ambitions.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com